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                                                           Contact: Eva Schmitz
                                                           Phone: (502) 827-6874
                                                           Pager: 1-888-987-7350


FOR IMMEDIATE RELEASE


            ACCURIDE CORPORATION COMPLETES ACQUISITION OF AKW L.P.

Henderson, KY -- April 1, 1999 -- Accuride Corporation announced today that it has completed the acquisition of Kaiser Aluminum & Chemical Corporation's 50 percent share of AKW L.P. This acquisition gives Accuride 100 percent control of AKW. Total consideration paid to Kaiser for the 50 percent interest was approximately $70 million. AKW was formed in 1997 as 50-50 joint venture between Kaiser and Accuride to design, manufacture, and sell heavy duty aluminum wheels.

"We are very pleased to finalize this transaction. The acquisition of 100 percent of AKW allows us to strategically expand our aluminum wheel manufacturing and supply capabilities and thereby better service our customers' total wheel requirements," said Bill Greubel, Accuride's President and CEO.

Kaiser Aluminum & Chemical Corporation, the operating subsidiary of Kaiser Aluminum Corporation (NYSE:KLU), is a leading producer of alumina, primary aluminum, and fabricated aluminum products, and is a major supplier of alumina and primary aluminum in the domestic and international markets. MAXXAM Inc. (ASE:MXM) directly and indirectly holds approximately 63 percent of Kaiser.

Accuride Corporation is North America's largest manufacturer and supplier of wheels for heavy/medium trucks and trailers. The Company offers the broadest product line in North American heavy/medium wheels. Accuride Corporation also produces wheels for buses, commercial light trucks and sport utility vehicles, and passenger cars. Accuride Corporation has steel wheel operations in Henderson, Kentucky; Columbia, Tennessee; London, Ontario, Canada; and at its joint venture in Monterrey, Mexico. Accuride Corporation is involved in the production and sales of aluminum wheels through AKW L.P. in Erie, Pennsylvania, and in a commercial tire and wheel assembly joint venture in Springfield, Ohio and Talbotville, Ontario, Canada.

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

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